Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Context Therapeutics LLC on Form S-1 of our report, which includes an explanatory paragraph related to Context Therapeutics LLC’s ability to continue as a going concern, dated March 19, 2021, except for the effects of the matter discussed in Note 3 (Correction of Immaterial Misstatement) which is as of April 30, 2021, on our audits of the consolidated financial statements of Context Therapeutics LLC and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

May 26, 2021